Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

September 28, 2005

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 95065-1166

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by Saba Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on June 13, 2004 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of up to 1,799,920 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issued or issuable as consideration to the stockholders and management compensation recipients of THINQ Learning Solutions, Inc. (“THINQ”) in connection with the Company’s acquisition of THINQ (the “Merger”), including shares of Common Stock issuable as Customer Conversion Shares and General Escrow Funds, as such terms are defined in the Agreement and Plan of Merger made and entered into as of March 24, 2005 (the “Merger Agreement”). The Common Stock is being offered by certain selling stockholders specified in the Registration Statement (the “Selling Stockholders”).

As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the registration, offer and sale of the Common Stock. It is our opinion that (i) the shares of Common Stock issued to the stockholders of THINQ in connection with the Merger have been legally and validly issued and are fully paid and nonassessable, and (ii) the shares of Common Stock when issued as Customer Conversion Shares and General Escrow Funds pursuant to the terms of the Merger Agreement to the stockholders of THINQ will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP